UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 6, 2008

YAFARM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52739 (Commission File Number)	20-5156305 (I.R.S. Employer Identification No.)

197 Route 18 South, Suite 3000, PMB 4157 East Brunswick, NJ 08816 (Address of principal executive offices) (zip code)

(732) 658-4280 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 6, 2008, our Board of Directors approved an amendment to our Articles of Incorporation by approving a Certificate of Designation of the of the Rights, Preferences, Privileges, and Restrictions, which have not been set forth in the Certificate of Incorporation of incorporation or in any amendment thereto, of the Series A Convertible Preferred Stock of YaFarm Technologies, Inc.  The Certificate of Designation created a new series of preferred stock, consisting of 1,500,000 shares, each with an original issue price of $3.25 per share.  Each share of Series A Convertible Preferred Stock will automatically convert, without any action on the part of the Holder into (i) twenty (20) shares of Common Stock of the Corporation, and (ii) three (3) warrants to purchase Common Stock of the Corporation, exercisable for a period of five (5) years from the Original Issue Date at an exercise price of $0.1875 per share, upon the closing of an acquisition of a Person by the Corporation that (a) has net income of at least $2.4 million for the fiscal year immediately preceding the year of acquisition, and (b) results in the shareholders of the Corporation immediately prior to the closing of the acquisition owning less than 50% of the voting power of the Corporation immediately following the acquisition.  Each share of Series A Convertible Preferred Stock is entitled to one (1) vote on all matters to which the shareholders are entitled to vote.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of Series A Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2008	YaFarm Technologies, Inc.,
a Delaware corporation

/s/ Hong Zhao
By: Hong Zhao
Its: President